Exhibit 99.1

Birchtech Announces Pricing of $15 Million Public Offering and Uplisting to NYSE American Stock Exchange

CORSICANA, Texas – February 26, 2026 – Birchtech Corp. (NYSE American: BCHT) (TSX: BCHT) (“Birchtech” or the “Company”), a leader in specialty activated carbon technologies for sustainable air and water treatment, today announced the pricing of an underwritten public offering of 6,250,000 shares of its common stock at a public offering price of $2.40 per share, before deducting underwriting discounts and commissions and offering expenses, for aggregate gross proceeds of approximately $15.0 million.

The Company intends to use the net proceeds from the offering, together with the Company’s existing cash, for, among other things, continuing operating expenses, working capital and other general corporate purposes. The Company has also granted the underwriters a 30-day option to purchase up to an additional 937,500 shares of common stock at the public offering price solely to cover over-allotments, if any. The offering is expected to close on or about February 27, 2026, subject to the satisfaction or waiver of customary closing conditions.

In connection with the offering, the common stock was approved for listing on the NYSE American LLC (the “NYSE American”) and will begin trading on the NYSE American on or about the opening of trading on February 26, 2026 under the symbol “BCHT”. Upon the commencement of trading on the NYSE American, trading of the Company’s common stock on the OTCQB market tier operated by OTC Markets Group Inc. will terminate. The Company’s common stock will remain listed on the Toronto Stock Exchange.

Lake Street Capital Markets, LLC and Huntington Securities, Inc. are acting as joint book-running managers of the offering.

A registration statement on Form S-1 (File No. 333-292701), as amended, relating to the shares of common stock to be issued and sold in the offering was filed with the Securities and Exchange Commission (“SEC”) and became effective on February 17, 2026. The offering is being made only by means of a prospectus that forms a part of such effective registration statement. Copies of the preliminary prospectus and, when available, the final prospectus may be obtained free of charge on the SEC's website at sec.gov or by contacting Lake Street Capital Markets, LLC at 121 South 8th Street, Suite 1000, Minneapolis, MN 55402, by calling (612) 326-1305, or by emailing syndicate@lakestreetcm.com. The final prospectus will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

This press release does not constitute an offer, or a solicitation of an offer, to buy or sell any securities, investment or other specific product, or a solicitation of any vote or approval, nor shall there be any sale of securities, investment or other specific product in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Birchtech Corp.

Birchtech Corp. (NYSE American: BCHT) (TSX: BCHT) is a provider of specialty activated carbon technologies, delivering innovative solutions for air and water purification to support a cleaner, more sustainable future. The Company provides patented SEA® sorbent technologies for mercury emissions capture for the coal-fired utility sector and is developing disruptive water purification technologies with a specialization on forever chemicals such as PFAS and PFOS. Backed by a strong intellectual property portfolio and a team of activated carbon experts, Birchtech provides cleaner air to North American communities and is applying this expertise to an innovative approach in water purification. To learn more, please visit www.birchtech.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward-looking statements” that are made pursuant to the Safe Harbor Provisions of the U.S. Private Securities Litigation Reform Act of 1995 or forward-looking information under applicable Canadian securities laws (collectively, “forward-looking statements”). Forward-looking statements are generally identified by using words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “will,” and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. Forward-looking statements in this release include specific statements regarding the offering, including the expected receipt and use of proceeds from, and closing date of, such offering, and the expected start of trading on the NYSE American. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. In addition, this press release contains time-sensitive information that reflects management’s best analysis only as of the date of this press release. Birchtech does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance or other forward-looking statements contained in this release can be found in Birchtech’s periodic filings with the SEC or Canadian securities regulators.

Investor Relations Contact:
Lucas A. Zimmerman
Managing Director
MZ Group - MZ North America
(949) 259-4987
BCHT@mzgroup.us
www.mzgroup.us

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